EXHIBIT 99.1
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Rodger W. Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Completes Partial Redemption of 13% Senior Notes Due 2016

Natchez, MS (March 21, 2011) -- Callon Petroleum Company (“Callon”) (NYSE: CPE) today announced it has redeemed $31.0 million of its outstanding $138.0 million 13% Senior Notes due 2016 (the “Notes”) using a portion of the proceeds from its previously announced common stock offering which was completed on February 16, 2011.  The redemption was made in accordance with the terms of the indenture governing the Notes and the terms of the notice of redemption.

The Notes were redeemed at a redemption price of 113.0% of their face amount, plus accrued and unpaid interest to and including March 19, 2011.  The total redemption price was approximately $35.9 million, including approximately $0.9 million in accrued interest.  Upon completion of this partial redemption, approximately $107.0 million face amount of the Notes remains outstanding.

 “The $31.0 million redemption of the Notes further strengthens our balance sheet and is expected to improve our profitability,” Bob F. Weatherly, Executive Vice-President and Chief Financial Officer, explains.  “We will save cash interest of approximately $4.0 million per year or approximately $22.0 million over the remaining life of the notes.”

Weatherly adds that “Since 2008 we have reduced the face value of total long-term debt by 62%.  De-leveraging our balance sheet has been a key objective for supporting our strategic plan to transition our operations from offshore Gulf of Mexico to longer life lower-risk onshore oil and gas plays that offer the potential for long-term visible growth.”

This announcement is for informational purposes only, and is not an offer to purchase or sell, or a solicitation of an offer to purchase or sell, with respect to any securities.

Callon is engaged in the acquisition, development, exploration and operation of oil and gas properties in Louisiana, Texas, and the offshore waters of the Gulf of Mexico.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as those related to the redemption of the Notes and the methodology for and timing of such redemption. These projections and statements reflect Callon’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov.

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